Exhibit 99.1

	CONTACT:	Brad Forsyth
Chief Financial Officer
NEWS RELEASE		(415) 408-4700

Willis Lease Finance Closes Oversubscribed $700,000,000 Revolving Credit Facility

NOVATO, CA — June 4, 2014 — Willis Lease Finance Corporation (NASDAQ: WLFC), the premier independent jet engine lessor in the commercial finance sector, today announced that it has increased its revolving credit facility to $700 million from $450 million. The credit facility has been extended for five years through June 2019 and is available to Willis Lease on a revolving basis. Together with other credit facilities, this expanded credit line will support the company and its subsidiaries in financing its lease portfolio, which stood at over $1 billion at March 31, 2014.

“This debt offering was substantially oversubscribed which underscores the global financial community’s strong interest and confidence in our business model,” said Charles F. Willis, Chairman and CEO. “Three new banks joined the facility and all nine banks in the prior revolver either maintained or increased their commitment levels. The facility provides five year financing at attractive rates and is priced at one month LIBOR plus 2.50% based on current leverage, a 0.50% reduction from the previous revolver, resulting in annual interest savings of approximately $1.7 million at current debt levels. We plan to utilize this additional liquidity to further grow and diversify our lease portfolio.”

The syndicate of twelve banks involved in the credit facility is led by Union Bank, N.A., as Administrative Agent, Joint Lead Arranger and Joint Bookrunner, Wells Fargo Bank, National Association, and Bank of America N.A., as Co-Syndication Agents and Wells Fargo Securities, LLC, and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as Joint Lead Arrangers and Joint Bookrunners, U.S. Bank National Association, as Documentation Agent, Joint Lead Arranger and Joint Bookrunner, and Deutsche Bank AG, New York Branch, as Senior Managing Agent.

About Willis Lease Finance

Willis Lease Finance Corporation leases large and regional spare commercial aircraft engines, APU’s and aircraft to airlines, aircraft engine manufacturers and maintenance, repair and overhaul providers in 110 countries. These leasing activities are integrated with engine and aircraft trading, engine lease pools supported by cutting edge technology, as well as various end-of-life solutions for aircraft, engines and aviation materials provided through its subsidiary, Willis Aeronautical Services, Inc.

Except for historical information, the matters discussed in this press release contain forward-looking statements that involve risks and uncertainties.  Do not unduly rely on forward-looking statements, which give only expectations about the future and are not guarantees.  Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update them.  Our actual results may differ materially from the results discussed in forward-looking statements.  Factors that might cause such a difference include, but are not limited to: the effects on the airline industry and the global economy of events such as terrorist activity, changes in oil prices and other disruptions to the world markets; trends in the airline industry and our ability to capitalize on those trends, including growth rates of markets and other economic factors; risks associated with owning and leasing jet engines and aircraft; our ability to successfully negotiate equipment purchases, sales and leases, to collect outstanding amounts due and to control costs and expenses; changes in interest rates and availability of capital, both to us and our customers; our ability to continue to meet the changing customer demands; regulatory changes affecting airline operations, aircraft maintenance, accounting standards and taxes; the market value of engines and other assets in our portfolio; and risks detailed in the Company’s Annual Report on Form 10-K/A and other continuing reports filed with the Securities and Exchange Commission.

Note:  Transmitted on GlobeNewswire on June 4, 2014, at 12:29 p.m. PDT.